                                                 Exhibit 23.2

February 24, 2022

Coterra Energy Inc.
Three Memorial City Plaza
840 Gessner, Suite 1400
Houston, TX 77024
        Re:    Securities and Exchange Commission
            Form 10-K of Coterra Energy Inc.

Ladies and Gentlemen:
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-260231) and Form S-8 (File Nos. 333-195642, 333-260035 and 333-260230) of Coterra Energy Inc. of our report dated January 31, 2022, regarding the Coterra Energy Inc. Audit of Reserves and Future Net Revenues as of December 31, 2021, and of references to our firm which report and references are to be included in Form 10-K for the year ended December 31, 2021 to be filed by Coterra Energy Inc. with the Securities and Exchange Commission.
The Form 10-K contains references to certain reports prepared by Miller and Lents, Ltd. for the use of Coterra Energy Inc. The analysis, conclusions, and methods contained in the reports are based upon information that was made available to us at the time the reports were prepared and Miller and Lents, Ltd. has not updated and undertakes no duty to update any results contained in the reports based on the aforementioned information. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of the preparation of the reports and that are described in the reports in reasonable detail. However, there is a wide range of uncertainties and risks subsequent to the preparation of the reports that are outside our control that may impact these assumptions, including but not limited to, unforeseen market changes, economic changes, natural events, actions of governments or individuals, and changes in or the interpretation of laws and regulations.
Miller and Lents, Ltd. has no financial interest in Coterra Energy Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Coterra Energy Inc. We are not employed by Coterra Energy Inc. on a contingent basis.

Very truly yours,
Texas Registered Engineering Firm No. F-1442

_____________________________________
Jennifer A. Godbold, P.E.
Senior Vice President